SCHEDULES FOR COMPUTATION OF PERFORMANCE QUOTATIONS

Fund name:Putnam New York Tax Exempt Money Market Fund
-- Class A Shares
Fiscal period ending:11/30/97
Inception date (if less than 10 years of performance):


7 DAY YIELD FORMULA -DIVIDENDS DECLARED FOR THE LAST 7 DAYS/7*365

TOTAL DIVIDENDS DECLARED
PER SHARE FOR LAST 7 DAYS:

     3.07
    _____
     1-46.08%


7 DAY YIELD =                 5.69%


CALCULATION OF 7 DAY EFFECTIVE YIELD

          7 DAY YIELD              52.142857
     ( 1 + -----------------)
          (100 * 52.142587)

     3.11
    _________
     1-46.08%

7 DAY EFFECTIVE YIELD =       5.77%